CONTACT:
Sanjay Upadhyaya
NEON Systems, Inc.
(281) 491-4200 (U.S.)
Fax (281) 242-3880
sanjay.upadhyaya@neonsys.com


                   NEON SYSTEMS ANNOUNCES MANAGEMENT CHANGES

SUGAR LAND, Texas, June 7, 2001 - NEON(R) Systems, Inc. (Nasdaq: NESY), a leading provider of eBusiness integration solutions, today announced the resignations of Steve Odom as NEON Systems' President, Chief Operating Officer, Chief Financial Officer and as a Member of the Board of Directors and Mike Bennett as a Member of the Board of Directors. NEON Systems' Chairman John Moores will serve as interim Chief Executive Officer. Vice President and General Counsel, Wayne Webb has been named as interim President until a successor is named.

       Commenting upon the management changes, John Moores, Chairman of the Board of Directors of NEON Systems, stated, "These resignations are, in large part, the result of philosophical differences between Steve, Mike and the Board over the long-term strategic direction of the Company. The Board has begun the process of identifying CEO candidates and hopes to name a new chief executive officer soon. On behalf of the Board of Directors, I would like to thank Steve for his hard work, integrity, and his many positive contributions and we wish him the very best in his future endeavors."

ABOUT NEON SYSTEMS

NEON Systems, Inc. is a leading provider of eBusiness Integration solutions. The NEON Systems iWave(TM) Solution provides Global 2000 companies with complete eBusiness integration including data access, enterprise application integration
(EAI), and business-to-business (B2B) capabilities. The iWave Solution set delivers integrated, global information sharing in complex cross-platform, multi-functional environments, including System/390 mainframes, UNIX, Linux, Windows NT and 2000 systems. Headquartered in Sugar Land (Houston), Texas, NEON Systems has sales, support, and distributor offices around the world. The NEON Systems' website can be visited at www.neonsys.com.

NEON is a registered trademark and the NEON logo and iWave are trademarks of

NEON Systems, Inc. in the USA and in other select countries. All other trademarks are the property of their respective owners.


                                     # # # #